13 January 1997



                                    AGREEMENT


                                     Between



The Foundation for the International Federation of Red Cross and Red Crescent Societies (The International Federation)

17, chemin des Crets, Petit-Saconnex

1211 Geneva 19, Switzerland

represented by Mr. Dwight Mihalicz

                     Secretary of the Board of the Foundation

                     signing under delegation of authority from the Chairman

                     on behalf of the board


and



The International Lottery in Liechtenstein Foundation (InterLotto)

Meierhofstrasse 5, 9490 Vaduz, Liechtenstein

represented by Dr. Christoph Hoffmann

                     Member of the Board of Foundation

                     having single signatory power




                                                                       /S/   /S/

WHEREAS

InterLotto has expertise in developing software and operating on the Internet. It currently operates a weekly worldwide lottery on the Internet as well as instant lottery games and wishes to redesign and to rebrand the weekly worldwide lottery to reflect that the benefits support the work of The International Federation of the Red Cross and Red Crescent Societies.

AND

The International Federation is willing to collaborate fully in this undertaking in return for a major share of the gross proceeds of the lottery.

Definitions

The Board of Foundation of InterLotto

         The board of InterLotto consists of Hugo Sele and Dr. Christoph
         Hoffman.

The Federation Advisory Committee

         Body to represent The International Federation and InterLotto with The International Federation having a casting vote.

The Lottery

         The Lottery is the current weekly worldwide lottery drawn in a public place in Liechtenstein (for the time beeing 6 from 40 lottery drawn on a Friday evening) and any lottery game produced specifically for The International Federation.

The Gross Revenue

         Number of tickets sold in The Lottery multiplied by the respective price received by InterLotto

The Foundation Secretariat

         The Revenue Generation department of the Secretariat of the International Federation of the Red Cross and Red Crescent Societies


Background to InterLotto

1.0 InterLotto is licensed by the government of Liechtenstein, for a minimum period of 15 years renewable on a first refusal basis, to operate a lottery on the Internet.

                                                                         /S/ /S/

         A legal description of InterLotto, including a summary of the statutes and a summary of the licence, has been provided to The International Federation.

1.1      The Lottery has been operating for over a year.

1.2 On the grounds of its licence InterLotto's activity on the Internet is legal. InterLotto's server has to be located in Liechtenstein and InterLotto is not allowed to work on the ground in countries other than Liechtenstein. InterLotto's worldwide activity is restricted to the Internet.

1.3 InterLotto is controlled by the Liechtenstein government and audited by Coopers & Lybrand in terms of its licence and in terms of the Liechtenstein lottery law.

1.4 A minimum of 5% of turnover is payable to charities at the discretion of the Charity Committee, consisting of representatives of InterLotto and the Liechtenstein government.

1.5 An official confirmation of the licence and the official registration document are attached.


THE AGREEMENT

2.0 The parties agree, that InterLotto operates The Lottery on the Internet in collaboration with The International Federation against consideration of 25% of the gross revenue to The International Federation.


THE FEDERATION ADVISORY COMMITTEE

3.0 To provide The International Federation's input into the structure of InterLotto with regard to The Lottery and for co-ordination of both parties' activities under this agreement, a Federation Advisory Committee will be established with The International Federation having a casting vote, to implement the present agreement as specified hereinafter.

3.1 InterLotto will accept the decisions of the Federation Advisory Committee as far as The International Federation's contractual rights are concerned and in the areas named hereinafter in this contract. The International Federation delegate representatives on the Federation Advisory Committee have the right of veto over the use of name and emblem of The International Federation of the Red Cross and Red Crescent Societies and the design of the interface of The Lottery.

                                                                        /S/  /S/

3.2 The Federation Advisory Committee will consist of up to five members appointed by The International Federation and up to four members appointed by InterLotto. The chairman will be appointed by The International Federation in consultation with InterLotto.

3.3 The Federation Advisory Committee will have an executive committee, consisting of two persons, which will represent the Federation Advisory Committee in implementing the decisions of the Federation Advisory Committee and otherwise carrying on its work between meetings. One person will be the chairman of the Federation Advisory Committee or their designate and the other will be one of the InterLotto members or their designate. The executive committee can draw on the membership of the Federation Advisory Committee for expertise as required.

3.4 The Federation Advisory Committee will have specific authority in assessing the manner in which The Lottery is marketed to the National Societies.

3.5 The Federation Advisory Committee will meet as often as is necessary but not less than twice per year.

3.6 The International Federation and InterLotto will bear the costs of their respective appointees on the Federation Advisory Committee. InterLotto will bear the costs of the executive committee.

3.7 The terms of reference of the Federation Advisory Committee shall be developed by The International Federation in consultation with InterLotto and in conformity with the terms of this contract.


INTERLOTTO'S RIGHTS AND RESPONSIBILITIES

4.0 InterLotto will take the lead in the redesign of The Lottery and in marketing The Lottery on the Internet in full collaboration with The International Federation and the Federation Advisory Committee.

4.1 InterLotto will clear all usage of The International Federation of the Red Cross and Red Crescent Societies logos/emblems, which is guided by the Geneva conventions, with the Federation Advisory Committee prior to usage on its pages.

4.2 InterLotto will work closely with The International Federation and the Federation Advisory Committee to coordinate the marketing of The Lottery on the ground by The International Federation and the National Societies with the marketing of The Lottery on the Internet.

4.3 If so required by The International Federation or the Federation Advisory Committee InterLotto will use best endeavours to remove The International Federation of the Red Cross and Red Cross Crescent Societies identification from The Lottery in a country in the following instances

                                                                        /S/  /S/

         - where a country threatens in writing to withdraw existing funding to the International Federation of the Red Cross and Red Crescent Societies via the National Societies or directly.

         - where The Lottery is causing distress or bringing The International Federation of the Red Cross and Red Crescent Societies into disrepute.

         However InterLotto is not obliged by the terms of this contract to restrict access in any territory.

4.4 InterLotto will not implement the concept of a worldwide weekly lottery under the name of a third party during the existence of this agreement.

4.5 InterLotto acknowledges that National Societies have the right to develop lotteries in their respective countries.

4.6 InterLotto recognises the importance of directing its marketing on the lnternet at gaming type players as opposed to existing donors to The International Federation of the Red Cross and Red Crescent Societies.

4.7 InterLotto recognises that each National Society may choose whether or not to market The Lottery on the ground in their country.

4.8 InterLotto will work with The International Federation and the Federation Advisory Committee to implement special lottery events for specific disaster funds or special events such as the millennium.

4.9 InterLotto will use its best endeavours to prevent minors or gambling addicts from playing The Lottery and to monitor and prevent, where possible, excessive playing by any individual.

4.10 InterLotto will remit The International Federation earnings, monthly accounts and a monthly activity report, including a break-down of players' entries per country, to The International Federation within 30 days of the end of the respective calendar month.

4.11 InterLotto will provide a link for players to access The International Federation of the Red Cross and Red Crescent Societies home pages.

4.12 InterLotto is solely responsible for funding The Lottery, running the Liechtenstein based organisation and the promotion on the Internet.

                                                                        /S/  /S/

The INTERNATIONAL FEDERATION RIGHTS and responsibilities


5.0 The International Federation will cooperate, fully, within its charter, to assist in the rebranding of The Lottery and the selling of tickets in The Lottery, for which it is the major beneficiary.

5.1 The International Federation will work with the National Societies to implement the project on the ground.

5.2 The International Federation by all appropriate means will actively encourage National Societies to promote and support The Lottery. The International Federation will reserve the right to cease promotion of The Lottery in any particular territory.

5.3 The Federation Advisory Committee in collaboration with InterLotto will develop a marketing strategy for National Societies on how best to market The Lottery on their territory. The development work shall be carried out by the executive committee.

5.4 The International Federation will be responsible for persuading National Societies of the value of this form of fund-raising and for demonstrating how it will enhance and not detract from charitable contributions, based on marketing materials and information provided by the executive committee.

5.5 The Foundation Secretariat will work extensively with its contacts and wilt promote The Lottery with them.

5.6 The International Federation will identify leaders in the fund raising field to help in the development of the market for The Lottery.

5.7 The International Federation will provide information on major projects around the world for publicity purposes.

5.8 The International Federation will provide support to National Societies project and publicity development and in using its own communications and media channels as appropriate. The Foundation Secretariat will actively encourage National Societies to support The Lottery.

5.9 The International Federation will not implement or develop nor support an alternative global lottery on the Internet or its equivalent. The International Federation will not compete in the same market as the lottery at the same time.

5.10 The International Federation recognises that Interlotto's licence extends only to the Internet. InterLotto is not permitted to market the lottery on the ground in countries other than Liechtenstein.

                                                                        /S/  /S/

5.11 The costs incurred by The International Federation, the Foundation Secretariat and the National Societies, in supporting, promoting and marketing The Lottery are to be financed by those parties.

5.12 Federation will provide a link from its appropriate pages on the Internet to The Lottery.

5.13 The International Federation reserves the right to receive funds from other fund raising activities, including lotteries, which are not in conflict with the terms of this agreement.

5.14 The International Federation will promote The Lottery through appropriate international publications and will use best endeavours to mobilise the full co-operation of its worldwide public relations network.

5.15 The International Federation does not accept responsibility for loss of revenue arising from its promotional activities in the course of and as a result of the implementation of this contract.


Revenue

6.0      The Gross Revenue will be split as follows:

         25% distribution to The International Federation

         15% Costs and charity allocation

         10% Jackpot enhancement pool

         50% Prizes to winners


TERM OF AGREEMENT

7.0 The agreement will last for five years and will be automatically renewed for further five year periods unless either party terminates the agreement by giving six months notice by registered mail.

7.1 If The International Federation elected to terminate the agreement at the end of any five year period then The international Federation would be restricted from operating or having operated through a third party a lottery, instant lottery games or any other lottery type game on the Internet or its equivalent for a period of five years from that date.

                                                                        /S/  /S/

7.2 The agreement may be terminated by either party in the event of severe breach of the terms of this contract.


Trademarks, software, mailing lists

8.0 The International Federation trademarks and any marks developed specifically for The Lottery remain the property of The International Federation and revert to The International Federation in the event of a termination of this contract.

8.1 The Lottery software and the game concepts remain the property of InterLotto at all times.

8.2 The mailing lists derived from The Lottery are the joint property of both parties and can be used by each of the parties, subject to the agreement of the Federation Advisory Committee. However, InterLotto undertakes not to disclose the lists to another charity, or to use them for the purposes of a single charity, in the event of a termination of this contract, for a period of two years.


Funding

9.0 InterLotto undertakes that it has adequate funding for the purposes of promoting its activities.

9.1 The International Federation has no responsibility for funding and does not assume any liabilities apart from those liabilities which are caused by its own actions.


Promotion and Marketing Plan

10.0 A promotion and marketing plan will be submitted by InterLotto prior to the signing of this agreement.

10.1 InterLotto acknowledges the restriction on sponsors, including association with tobacco, alcohol and arms dealing, to which The International Federation adheres.

                                                                        /S/  /S/

Access to records

11.0 The International Federation and its auditors will have reasonable access to the records of InterLotto and the right to verify the accounts of InterLotto as far as their rights are concerned.


Implementation of the contract

12.0 Time is of the essence and the intention of the parties is that this contract should be implemented in January 1997.


APPLICABLE LAW

13.0     This agreement is governed by Liechtenstein Law.


COURT OF ARBITRATION

14.0 All disputes arising between the parties shall be settled, under exclusion of ordinary courts, by a court of arbitration at the registered office of InterLotto. The decision of the court of arbitration shall be governed by the laws of Liechtenstein. The decisions of the court of arbitration shall be final.

         Each party chooses one arbitrator and the arbitrators jointly elect the umpire. In the event that the appointment of an arbitrator does not take place within one month or that the arbitrators fail to reach agreement about the election of the umpire within one month, the appointment shall be made upon application to the Liechtenstein Court of Justice (Furstlich Liechtensteinisches Landgericht) in Vaduz.


Approval by Liechtenstein Government

15.0 The parties recognise that the approval of the Liechtenstein government will need to be obtained in order to implement this agreement.

                                                                        /S/  /S/

Geneva, January 13, 1997




/S/ Dwight Mihalicz
-----------------------------
Mr. Dwight Mihalicz

The Foundation for the International Federation of Red Cross and Red Crescent Societies





/S/ Christoph Hoffman
-----------------------------
Dr. Christoph Hoffmann

The International Lottery in Liechtenstein Foundation

The Foundation for the International Federation of Red Cross and Red Crescent Societies
THE CHAIRMAN OF THE BOARD




       The undersigned, Mr. George Weber, Chairman of the Board of the Foundation for the International Federation of Red Cross and Red Crescent Societies, in accordance with the Statutes and the Rules of the Foundation and given the decision of the Board of the Foundation to approve the conclusion of the agreement BETWEEN the the Foundation and The International Lottery in Liechtenstein Foundation (InterLotto), authorizes Mr. Dwight Miha1icz, Secretary of the Board of the Foundation, to sign the said agreement on behalf of the Foundation.


                                              Geneva, 13 January 1997



                                              /S/ George Weber
                                              -----------------------
                                              George Weber